Exhibit 99.1

Trade Street RESIDENTIAL Reports Third Quarter 2013 Results

– NOI Increases 16.2% Compared to a Year Ago –

– Average Occupancy Increases 1.1% to 96.5% Compared to a Year Ago –

– Average Portfolio Age Decreases 25% to 15 Years Sequentially –

– Acquires Two Class A Communities In Core Southeast Market –

AVENTURA, FL, November 7, 2013 – Trade Street Residential, Inc. (NASDAQ: TSRE) (the “Company”), a fully integrated owner and operator of high-quality apartment communities located primarily in the southeastern United States, today announced consolidated results for the three and nine months ended September 30, 2013.

Operational and Financial Highlights for Third Quarter 2013

•	Reported Core FFO of $0.1 million, or $0.01 per share

•	Same store net operating income, or same store NOI, increased 16.2% compared to the same period in the prior year. Same store revenue increased 5.8% and same store expenses decreased 3.9%.

•	Same store average occupancy was 96.5% at quarter end, a gain of 110 basis points compared to the same period last year.

•	Same store average rent increased to $798 per unit, an increase of 2.7% compared to the same period last year.

•	Acquired two class A properties including a 274-unit apartment community in Charleston, South Carolina and a 208-unit apartment community in Charlotte, North Carolina.

“We are extremely pleased with the performance of our portfolio in the third quarter, with increased occupancy and higher rental rates, helping generate meaningful improvement in margins and cash flows” stated Michael Baumann, Chairman and Chief Executive Officer of Trade Street Residential. “We added two properties to our portfolio and continue to actively source accretive opportunities to expand our offering of luxury apartments. As we move into 2014, we expect to achieve improvements in our operating results and create significant value for all shareholders as we continue realizing the benefits of actions we have taken in the past year to strengthen our company.”

Financial Results for the Three Months Ended September 30, 2013

Net income attributable to common stockholders for the third quarter of 2013 was $1.4 million as compared to a net loss of ($1.5) million in the prior year period. The increase in net income was primarily the result of a one-time gain on acquired assets which more than offset higher operating expenses. Net income per basic and diluted share increased to $0.12 from a net loss per share of ($0.41).

Funds from Operations, or FFO, for the third quarter of 2013 was a deficit of ($1.7) million, or ($0.15) per diluted share, as compared to a deficit of ($0.2) million, or ($0.06) per diluted share in the prior year period. The decrease in FFO from the prior period is primarily the result of higher G&A, most notably, severance costs related to the replacement of our Chief Financial Officer, partially offset by the add back of higher depreciation and amortization for the three months ended September 30, 2013 as compared to September 30, 2012.

Core FFO for the third quarter of 2013 was $0.1 million, or $0.01 per diluted share, as compared to essentially break-even, or $0.00 per diluted share in the prior year period. The increase in core FFO from the prior period is largely the result of a higher add back of non-cash items, including acquisition and recapitalization costs (which are added to FFO to arrive at Core FFO) for the three months ended September 30, 2013 as compared to September 30, 2012.

Portfolio Performance

Same store net operating income (“NOI”) for the third quarter of 2013 was $2.0 million as compared to $1.7 million in the prior year period. Same store NOI increased 16.2% from the third quarter of 2012, driven by a 5.8% increase in same store revenue and a 3.9% reduction in same store property expenses compared to the third quarter of 2012. The increase in same store revenue was driven primarily by a 110 basis point increase in average occupancy to 96.5%, and a 2.7% increase in average rent to $798 per month.

On a sequential quarter basis, third quarter 2013 same store revenue increased 1.5% compared to the second quarter of 2013, while same store property expenses increased 0.4% driving same store NOI growth of 2.4%.

For the nine months ended September 30, 2013, same store revenue increased 6.0%, same store property expenses increased 1.2%, and same store NOI increased 10.6%, compared to the nine months ended September 30, 2012.

Transaction Activity

During the third quarter of 2013, Trade Street Residential acquired two new Class A apartment communities. The Company purchased Talison Row, a 274-unit Class A garden style multifamily community located in Charleston, South Carolina for $48.1 million. The Company also acquired Fountains Southend, a newly constructed 208-unit Class A urban transit-oriented apartment community located in Charlotte, North Carolina for $34.0 million. In September, the Company committed to the sale of Terrace at River Oaks, a 32-year old, 314-unit apartment community located in San Antonio, Texas, with a closing expected to occur during the fourth quarter. As a result of these acquisitions and the disposition, the Company further reduced the average age of its portfolio to 15 years as of the date of this release.

Balance Sheet and Financing Activity

As of September 30, 2013, Trade Street Residential had total debt outstanding of $253.8 million at an average interest rate of 4.4%, with 57.6% of the total debt fixed and a weighted average term-to-maturity of 6.3 years.

In August, the Company obtained a new $33.6 million first mortgage loan, which is secured by Talison Row. The 10-year loan has a fixed rate of 4.1% per annum with three years of interest-only payments followed by principal and interest payments thereafter. In September, the Company obtained a new $30.0 million interim first mortgage loan, which is secured by Fountains Southend. The loan has a floating rate based on LIBOR with interest only payments until maturity in March 2014, with an option to extend the loan for an additional three months. Also in September, the Company extended the maturity of an existing $35.0 million first mortgage loan, which is secured by Estates at Millenia. The loan has a floating rate based on LIBOR and matures in June 2014 with an option to extend the loan for an additional six months.

Dividend

On August 29, 2013, Trade Street Residential’s Board of Directors approved a third quarter 2013 dividend of $0.095 per share. This dividend was payable and paid on October 14, 2013, to shareholders of record on September 27, 2013.

Conference Call

The Company will host a webcast and conference call on Friday, November 8, 2013 at 11:00 a.m. Eastern time to review third quarter results and discuss recent events. To participate in the call, please dial 877-705-6003 (Domestic) or 201-493-6725 (International). The live webcast will be available at www.tradestreetresidential.com under the Investors section. A replay of the conference call will be available through November 22, 2013, by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the pass code 10000616. Supplemental financial information is available in the Investor Relations section of the Company’s website under Financial Information.

About Trade Street Residential, Inc.

Trade Street Residential, Inc. is a full service, vertically integrated, self-administered and self-managed real estate investment trust focused on acquiring, owning, operating and managing conveniently located, garden-style and mid-rise apartment communities in mid-sized cities and suburban submarkets of larger cities primarily in the southeastern United States and Texas.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," or "potential" or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact the Company's future results, performance or transactions, see the section entitled "Risk Factors" in the Company's final prospectus relating to the Company’s recent public offering of its common stock.

Non-GAAP Financial Measures

As defined by the National Association of Real Estate Investment Trusts, FFO represents net income (loss) (computed in accordance with U.S. generally accepted accounting principles ("GAAP")), excluding gains (or losses) from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect FFO on the same basis. The Company presents FFO attributable to common stockholders because management considers it to be an important supplemental measure of the Company’s operating performance, believes it assists in the comparison of the Company’s operating performance between periods to that of different REITs and believes it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their operating results. As such, the Company also excludes the impact of noncontrolling interests, only as they relate to operating partnership units, in the calculation. FFO is intended to exclude GAAP historical cost depreciation and amortization of real estate and related assets, which assumes that the value of real estate diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization unique to real estate, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income. In October 2011, NAREIT communicated to its members that the exclusion of impairment write-downs of depreciable real estate is consistent with the definition of FFO and prior periods should be restated to be consistent with this guidance.

The Company also uses core funds from operations, or Core FFO, as an operating measure. Core FFO includes adjustments to exclude the impact of straight-line adjustment for ground leases, gains/losses on extinguishment of debt, transaction costs related to acquisitions and reorganization, non-cash expense arising from the granting of restricted stock and severance costs. The Company believes that these adjustments are appropriate in determining Core FFO as they are not indicative of the operating performance of the Company’s assets. In addition the Company believes that Core FFO is a useful supplemental measure for the investing community to use in comparing the Company to other REITs as most REITs provide some form of adjusted or modified FFO. A reconciliation of net income (loss) attributable to common stockholders to FFO and Core FFO attributable to common stockholders is included in the financial tables accompanying this press release.

Management believes that net operating income (“NOI”) is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization as well as property management fees paid to third parties, as such fees were paid prior to the recapitalization and will not be incurred in the future, as we are now self-administered and self-managed. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to other REITs. We believe that this measure provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a same store and non-same store basis because NOI allows us to evaluate the operating performance of our properties because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance and captures trends in rental housing and property operating expenses.

The Company defines same store communities as communities owned and stabilized prior to January 1, 2012, excluding properties held for sale. A reconciliation of net income attributable to common stockholders to net operating income and same store net operating income is included in the financial tables accompanying this press release.

Investor Relations:

Stephen Swett

786-248-6099
ir@trade-street.com